EXHIBIT 10.2

                              SETTLEMENT AGREEMENT

         This Settlement Agreement (the "Agreement") is made and entered into this 22 nd day of September 1999, by and among:

         - Capital Media Group Limited (the "Company") on behalf of itself and each of its subsidiaries, (collectively referred to as the "Companies") on the one hand, and

         -        Diamond Productions ("Diamond"), Gilles Assouline
                  (Gassouline) and Anne-Marie Assouline ("AMassouline") collectively referred to as the "Assoulines", and Michel Assouline ("Massouline") on behalf of themselves and as representatives of Diamond and sometimes collectively referred to as the "Unimedia Principal Stockholders" on the second hand,

WHEREAS, in July and September 1997, the Company acquired 81.6% of the oustanding common stock of Unimedia in exchange for 7,026,600 shares of the Company's common stock (the "Unimedia Share Exchanges") pursuant to the terms of that certain Agreement and Plan of Reorganization, dated effective as of March 4, 1997, as amended (the "Reorganization Agreement"). Under the Reorganization Agreement, claims for breaches of the representations and warranties made in such agreement were required to be made before July 31, 1999, and

WHEREAS, subsequent to the closing of the Unimedia Share Exchanges, Gassouline has been the Chairman and CEO of the Company, Massouline has been the Vice President and Chief Operating Officer of the Company and the General Manager of the Company's principal operating subsidiary, Onyx Television GmbH, and AMassouline has been the General Manager of Unimedia. Further, two of the Company's principal stockholders, Groupe AB and David Ho, have funded the Company's survival through loans automatically convertible into Company common stock (once the Company's authorized common stock is increased), and will own more than 80% of the Company's common stock once their debt is converted into common stock ; and

WHEREAS, since the completion of the Unimedia Share Exchanges, the Company has faced substantial operational and financial problems. Its management, with the assistance of its funding sources, have worked hard over the last two years to resolve these problems. To facilitate the conversion of the debt due to Groupe AB and David HO, the Company has been seeking to hold a stockholders meeting at which it will propose an increase in its authorized common stock ; and


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WHEREAS, the Company's stockholders' meeting has been substantially delayed for various reasons. However, the Company has now set October 22, 1999 as the date for its stockholders' meeting. The Company expects that at the meeting, its stockholders will approve a proposal increasing the Company's authorized common stock available for issuance, allowing the Company to be successfully recapitalized and allowing the Company to move forward with its business plans under the direction of its Board of Directors and control stockholders; and

WHEREAS, one issue which remains to be resolved are disputes between the Assoulines on the one hand, and the Companies on the other hand, relating to the Reorganization Agreement. In that regard: (i) on June 29, 1999, the Assoulines notified the Company in a letter that they claim "indemnifiable damages" under the Reorganization Agreement (the "June 29 Letter"), and (ii) on July 30, 1999, two of the Company's directors asserted a protective claim on behalf of the Company against the Unimedia Principal Stockholders under the Reorganization Agreement (the "July 30 Letter"). The June 29 Letter and the July 30 Letter are sometimes collectively referred as to the "Letters".

WHEREAS, these disputes have the potential of dragging the Company and its current and former management into substantial litigation, with claims against the Company by the former management for indemnification and likely cross claims between all of the parties involved. This litigation will likely be substantially damaging to the company and all of its shareholders whatever the outcome, and is likely to be very costly and very time consuming; and

WHEREAS, the parties believe that it is in the best interests of the Company for there to be a global resolution of these issues, which will allow the Company to proceed with its business plans without becoming embroiled in these disputes. Such a settlement is intented to bring these issues to resolution without determining the viability of the claims which have been asserted, by seeking to resolve these issues on the basis that whatever the outcome of the disputes, their impact will likely have a serious and adverse effect upon the Company, sapping the Company's limited financial resources and management time and making it difficult if not impossible for the Company to execute its business plan while these disputes are pending.

NOW THEREFORE, in order to resolve these disputes, for 10 $ and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:


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1.       WITHDRAWAL OF CLAIMS.

After consideration of the terms set forth herein, the Assoulines hereby withdraw their claims as made in the June 29 Letter and the Company, and each of its directors including Kornfeld and Hollander hereby withdraw their claims as made in the July 30 Letter. Since the date on or before which claims had to be made under the Reorganization Agreement is July 31st, 1999 and by reason of this action, each of the parties hereto acknowledges that it is their respective intent to reflect their agreement that all claims for damages by any of them under the Reorganization Agreement are now barred.

2.       FULL INDEMNIFICATION

(a) The Company hereby irrevocably, knowingly, voluntary, absolutely and unconditionally agrees and commits to:

         - fully indemnify and hold fully harmless Gassouline, AMassouline, Massouline and Diamond (collectively the "Indemnified Parties") against any losses, claims, damages or liabilities, joint or several, to which the Indemnified Parties may become subject, to the extent that such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are related (in any way) to (i) the Purchase and/or the Subscription of Unimedia shares and/or shares of the Company by any individual or entity else than the Indemnified Parties and which took place prior to the date of the present agreement, and/or (ii) the Unimedia Share Exchanges and/ or (iii) the Reorganization Agreement and /or
                  (iv) this Agreement, whether such claims arise against an Indemnified Party by reason of a claim against such party by a current or former Unimedia and/or CMG Stockholder (or any other party), whether such claims relate to an action by any of the Indemnified Parties prior to or after the Unimedia Share Exchanges and /or whether or not the alleged actions for which the claim has been brought were taken by an Indemnified Party in their capacity as management of any of the Companies, and/or as management of Unimedia and/or in their individual and/or representative capacity, hereinafter (the "Indemnifiable Liabilities").

         - and to immediately provide the Indemnified Parties with the necessary financial support to cover and pay for all legal fees and other expenses incurred by the Indemnified Parties in connection with investigating or defending any such loss, claim, damage, liability or action.

(b) Within ten (10) business days after receipt by an Indemnified Party under this Agreement of notice of the commencement of any action, such indemnified Party will, if a claim in respect thereof is to be made against the Company under this Agreement, notify in writing the Company of the commencement thereof ; but the omission to so notify the Company will not relieve the Company from any liability under this Agreement so long as the Company is


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         not prejudiced by the failure to so notify. In case any such action is brought against any Indemnified Party, and it notifies the Company of the commencement thereof, the Company will cover all legal and other expenses as described in a) above and will be entitled to participate therein, and to the extent that it may wish, to directly assume its defense thereof with counsel who shall be to the reasonable satisfaction of such Indemnified Party. Anything in this subsection to the contrary notwithstanding, the Company shall not be liable for any settlement of any claim or action effected without its written consent, provided, however, that such consent was not unreasonably withheld.

3.       RELEASES

(a) The Company also acting on behalf of each of its subsidiaries (including CM (UK), Unimedia, and Onyx) hereby knowingly, voluntary, absolutely and unconditionally release and discharge Gassouline , AMassouline, Massouline, Diamond and Unimedia as well as each of their respective attorneys, successors, and other legal representatives and permitted assigns from any and all obligations arising under or relating to the Unimedia Share Exchanges and/or the Reorganization Agreement; and

(b) Gassouline, Massouline, AMassouline and Diamond hereby knowingly, voluntary, absolutely and unconditionally release and discharge the Company and each of its respective subsidiaries (including CM (UK), Unimedia, and Onyx) as well as each of their respective attorneys, successors, and other legal representatives and permitted assigns from any and all obligations arising under or relating to the Unimedia Share Exchanges and/or the Reorganization Agreement.

(c) The Company also acting on behalf of each of its subsidiaries (including CM (UK), Unimedia, and Onyx) hereby knowingly, voluntary, absolutely and unconditionally release and discharge each of Gassouline, MAssouline, AMassouline and Diamond and each of their respective subsidiaries affiliates, officers, directors, trustees, shareholders, agents, employees, consultants, attorneys, successors and other legal representatives and permitted assigns (both in their official and individual capacities) from any and all obligations claims, liabilities or what so ever nature (and whether actual, contingent or otherwise, in connection with, arising from, or relating to Gassouline's and / or Massouline and / or AMassouline's services as an officer or director of any of the Companies until now .

4.       MATERIAL BREACH

Notwithstanding anything contained herein, the claims stated in the Letters shall not be deemed barred in the event of a material breach of any material obligation by the Company. However, in the event of a failure, the Company will have a 15 day period to remedy.


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5.       OTHER CONSIDERATIONS

a) The parties expressly agree that neither this Agreement nor the negotiations or proceedings leading up to this Agreement, nor any consideration received pursuant to this Agreement, shall be taken to be an admission of any kind by any party.

b) This Agreement shall be considered to have been jointly drafted and shall not be construed against any party.

c) This Agreement shall inure to and shall be binding on all heirs, successors and interests, assigns and legal representatives of the parties.

d) By executing this Agreement, each party expressly acknowledges that it has had the advice of counsel regarding the effect of the execution and delivery of this Agreement, the releases and consequences of all of the provisions of the Agreement and the releases.

e) Each party warrants that it is fully empowered and authorized to enter into this Agreement and to perform and discharge the obligations hereunder.

f) This Agreement may not be modified or amended except by an agreement in writing signed by all parties. The parties may waive any of the conditions contained herein or any of the obligations of any other party hereunder, but any such waiver shall be effective if in writing, signed by all parties of this Agreement.

g) Any headings, sections, paragraph numbers or other descriptions are inserted in this Agreement for convenience only shall not control or affect the meaning or construction of any of the provisions herein.

h) This Agreement constitutes the entire agreement among the parties pertaining to the subject matter and supersedes all prior and contemporaneous agreements and understandings of the parties, unless expressly adopted and referred to in this Agreement.

i) For the convenience of the parties, this agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same binding agreement of the parties.

j) This Agreement shall be governed by the laws of New York, without regard to the choice of law provisions.

k) The Parties agree to execute any and all documents and to do and perform any and all acts and things that are reasonably necessary or proper to effectuate or further evidence the terms and provisions of this Agreement.

l) Should it become necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, the successful party will be awarded reasonable attorney's fees and costs at all trial and appellate levels.


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The Company, the Indemnified Parties and the other undersigned as directors of the Company, hereby enter into this Agreement effective as of the day and year set forth above.
 /s/                                             /s/
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STANLEY HOLLANDER                               STEPHEN KORNFELD
DIRECTOR                                        DIRECTOR

 /s/                                             /s/
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DAVID HO                                        JEAN-FRANCOIS KLEIN
DIRECTOR                                        DIRECTOR

 /s/                                             /s/
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JEAN-PIERRE SOUVIRON                            CAPITAL MEDIA GROUP
DIRECTOR                                        DIRECTOR

 /s/                                             /s/
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GILLES ASSOULINE                                MICHEL ASSOULINE

 /s/                                             /s/
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ANNE-MARIE ASSOULINE                            DIAMOND PRODUCTIONS